Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports 14.3 Percent Increase in First Quarter Earnings

Easton, Maryland (04/26/2006)- Shore Bancshares, Inc. (NASDAQ - SHBI) reported first quarter earnings of $3.6 million or $0.64 per diluted share, an increase of 14.3% over the $3.1 million or $0.56 per diluted share for the first quarter of 2005.

“We are pleased with our financial performance for the first quarter. We continued to experience strong loan demand throughout the quarter. Despite a very competitive market for deposits, the combination of robust loan growth plus increased loan yields produced a net interest margin of 4.80%,” said W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc. “The local economy remains strong, and our performance is a direct result. Our efficiency ratio (GAAP-based) was 54.05% at the end of the quarter compared to 55.01% for the first quarter of 2005.”

“We have recently expanded our secondary market mortgage program with the recruitment of three proven producers who are well-known in our local market. Wye Mortgage, a division of Centreville National Bank, should now be able to cover a much larger geographic reach than is currently being served. We continue to focus efforts on the core banking business of the Company as we look for additional products and services to offer to our customers,” said Vermilye.

The Company’s return on average assets for the quarter ended March 31, 2006 was 1.67%, compared to 1.56% for the quarter ended March 31, 2005. The return on average stockholders’ equity was 13.7% for the quarter ended March 31, 2006, compared to 13.29% for the same quarter last year.
At March 31, 2006, total assets were $855.4 million, total deposits were $708.7 million, and total stockholders’ equity was $104.1 million. The increase in total assets of $3.8 million since December 31, 2005 was related to loan growth. Loans increased $14.4 million during the first quarter of 2006 totaling $641.9 million at March 31, 2006. Loan growth during the quarter was funded by a reduction in federal funds sold and interest bearing deposits of the Company and deposit growth of $3.8 million.

Financial Results for the Quarter

Net interest income for the first quarter of 2006 was $9.4 million, which represents an increase of 13.7 % over the $8.3 million earned during the same period last year. Higher loan yields resulted in an increase in the net interest margin from 4.51% in 2005 to 4.80% in 2006. The market for deposits remained competitive throughout the first quarter resulting in higher rates paid for interest bearing deposits.

The provision for credit losses for the three-month periods ended March 31, 2006 and 2005 was $311,000 and $180,000, respectively. Net charge-offs were $130,000 and $114,000 for the three months ended March 31, 2006 and 2005, respectively. The increase in the provision for the first quarter of 2006 when compared to the same period last year reflects the continued growth in the Company’s loan portfolio. Management believes that the provision for credit losses and the resulting allowance are adequate at March 31, 2006.

Noninterest income for the first quarter of 2006 increased $544,000 when compared to the first quarter of 2005. Increases in service charges, insurance agency commissions and other noninterest income all contributed to the growth.

Noninterest expense for the first quarter of 2006 increased $798,000 when compared to the first quarter of 2005. The increase is primarily the result of increased salaries and benefits costs of $489,000. Salary and benefit increases are the result of higher incentive compensation cost and increased staffing for a new branch and trust operations that began in July 2005. Other operating cost increases totaling $309,000 were related to overall growth of the Company.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in Item 1A of Part I of the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2005.

For further information contact: W. Moorhead Vermilye, President and CEO

Financial Highlights
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2006	2005	% Change
	(unaudited)
PROFITABILITY FOR THE PERIOD:
Net interest income	$9,414	$8,277	13.7%
Provision for loan and lease losses	311	180	72.8%
Noninterest income	3,706	3,162	17.2%
Noninterest expense	7,091	6,293	12.7%
Income before income taxes	5,718	4,966	15.1%
Net income	2,167	1,860	16.5%
	3,551	3,106	14.3%
Return on average assets	1.67%	1.56%	6.8%
Return on average equity	13.70%	13.29%	3.1%
Net interest margin	4.80%	4.51%	6.2%
Efficiency ratio - GAAP based	54.05%	55.01%	-1.8%

PER SHARE DATA:
Basic net income	$0.64	$0.56	14.3%
Diluted net income	$0.64	$0.56	14.3%
Dividends declared	$0.21	$0.19	10.5%
Book Value	$18.67	$17.12	9.0%
Tangible book value	$16.20	$14.57	11.2%
Average outstanding fully diluted shares	5,563,051	5,569,664	-0.1%

AT PERIOD-END:
Assets	$855,422	$812,491	5.3%
Deposits	$708,723	$678,782	4.4%
Loans and leases	$641,913	$596,267	7.7%
Securities	$123,270	$123,890	-0.5%
Stockholders' equity	$104,125	$94,640	10.0%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	12.16%	11.73%
Allowance for loan and lease losses to loans and leases	0.84%	0.80%
Nonperforming assets to total assets	0.12%	0.19%
Annualized net (charge-offs) recoveries to average loan and leases	0.08%	0.08%

Consolidated Balance Sheets
(dollars in thousands, except per share data)		March 31,
	2006		2005
	(unaudited)
ASSETS
Cash and due from banks	$27,231		$22,495
Federal funds sold	21,908		34,939
Interest-bearing deposits with banks	5,501		898
Investments available-for-sale, at fair value	108,391		108,499
Investments held-to-maturity, at amortized cost - (fair value of $14,798 and $15,374, respectively)	14,879		15,391

Total loans and leases	641,913		596,267
Less: allowance for loan and lease losses	(5,417)		(4,758)
Net loans and leases	636,496		591,509

Premises and equipment, net	15,560		13,595
Accrued interest receivable	4,109		3,561
Goodwill	11,939		11,939
Other intangible assets, net	1,821		2,158
Other assets	7,587		7,507

Total assets	$855,422		$812,491

LIABILITIES
Noninterest-bearing deposits	110,748		103,414
Interest-bearing deposits	597,975		575,368
Total deposits	708,723		678,782

Short-term borrowings	27,281		28,331
Other long-term borrowings	9,000		5,000
Accrued interest payable and other liabilities	6,293		5,738
Total liabilities	751,297		717,851

STOCKHOLDER'S EQUITY
Common stock -- par value $.01; shares authorized 35,000,000; shares issued and outstanding 5,577,435 and 5,527,120, respectively;	56		55
Additional paid in capital	29,411		28,426
Retained earnings	76,025		67,240
Accumulated other comprehensive income	(1,367)		(1,081)
Total stockholder's equity	104,125		94,640

Total liabilities and stockholders’ equity	$855,422		$812,491

Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
Interest Income:
Interest and fees on loans and leases	$11,455	$9,599
Interest on deposits with banks	171	5
Interest and dividends on securities:
Taxable	1,020	870
Exempt from federal income taxes	143	149
Interest on federal funds sold	276	184
Total interest income	13,065	10,807

Interest expense:
Interest on deposits	3,318	2,379
Interest on short-term borrowings	264	88
Interest on long-term borrowings	69	63

Total interest expense	3,651	2,530
Net interest income	9,414	8,277
Provision for loan and lease losses	311	180
Net interest income after provision for loan and lease losses	9,103	8,097

Noninterest income:
Securities gains (losses)	0	58
Service charges on deposit accounts	744	562
Insurance agency commissions	2,331	2,084
Other income	631	458
Total noninterest income	3,706	3,162
Noninterest expenses:
Salaries and employee benefits	4,468	3,979
Occupancy expense of premises	409	400
Equipment expenses	323	255
Data processing	377	354
Directors' fees	177	190
Amortization of intangible assets	84	84
Other expenses	1,253	1,031
Total noninterest expense	7,091	6,293

Income before income taxes	5,718	4,966
Income tax expense	2,167	1,860

Net income	$3,551	$3,106

Basic net income per share	$0.64	$0.56
Diluted net income per share	$0.64	$0.56
Dividends declared per share	$0.21	$0.19